Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Pre-effective Amendment No.1 to the Registration Statement (Form S-1 No. 333-207115) and related Prospectus of Cesca Therapeutics Inc. for the registration of up to 10,222,449 shares of its common stock underlying senior secured convertible debentures and warrants, and to the incorporation by reference therein of our report dated September 29, 2014 with respect to the consolidated financial statements of Cesca Therapeutics Inc. for the year ended June 30, 2014 included in the Annual Report (Form 10-K) for the year ended June 30, 2015 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Sacramento, California

November 17, 2015